NEWS RELEASE

Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS 2007 FIRST-QUARTER RESULTS

YORK, Pennsylvania – May 1, 2007 – Glatfelter (NYSE: GLT) today reported net sales of $281.0 million for the first quarter ended March 31, 2007, compared with $160.6 million for the first quarter of 2006. Net income for the 2007 first quarter was $3.3 million, or $0.07 per diluted share, compared with a loss of $11.9 million, or $0.27 per diluted share, for the prior-year period.

First-quarter 2007 net income includes $1.9 million in gains from the sale of timberlands, a $3.7 million charge to increase the Company’s reserve for environmental matters at the Fox River, $0.1 million in shutdown and restructuring charges, and $0.4 million in acquisition integration costs, all after taxes. The results for the previous year’s first quarter included $17.9 million of Neenah facility shutdown charges and $1.0 million of restructuring charges, on an after-tax basis. Excluding these items from each period’s results, first-quarter 2007 adjusted earnings per share, which constitute a non-GAAP financial measure, were $0.12 per diluted share, compared to $0.16 per diluted share in the first quarter of 2006. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“Our results for the quarter were below our expectations, largely reflecting challenges associated with the Chillicothe acquisition,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “However, the balance of our Specialty Papers Business Unit performed well, benefiting from a more favorable pricing environment and the solid operating performance at our Spring Grove facility. Further, our Composite Fibers Business Unit continues to perform very well, as demonstrated by a 59% growth in operating income year-over-year from the momentum generated by the Lydney acquisition.”

“With respect to Chillicothe, although we made significant improvements in total production volume and raw material usage, overall progress has been insufficient to achieve our accretion expectations. In addition we experienced an unplanned equipment outage at this facility that adversely impacted results. We are taking further actions to improve yields and the overall cost structure at Chillicothe and expect to begin to see the benefit from these actions in the second half of the year.”

First-Quarter Business Unit Results

Specialty Papers

First quarter net sales in the Company’s Specialty Papers business unit increased $94.6 million to $196.9 million. Carbonless and Forms net sales related to the Chillicothe acquisition represented $91.2 million of the increase.

Operating income totaled $6.7 million, up slightly from $6.5 million the same quarter a year ago. Price increases in the book, envelope and engineered products markets positively impacted operating income by $4.7 million in the first quarter compared with the year-earlier quarter. In addition, operating income reflects a $1.2 million increase in carbonless prices, which was announced in mid-2006. The full benefit of the carbonless price increase is expected to be realized by mid-2007. Shipping volumes, excluding carbonless products, were flat in the quarter compared to a year ago. Specialty Papers’ production costs increased in the quarterly comparison primarily due to $1.5 million of higher coal costs and $0.8 million of higher fiber costs at our Spring Grove facility. These cost increases were partially offset by the improved productivity at the facility with paper production increasing 2.6% and pulp production increasing 4.4%. Chillicothe generated operating income during the first quarter of $0.2 million including $0.9 million of favorable pricing related to book products included in the price variance noted above. These results include an unplanned pulp mill production outage and weather related costs which reduced operating income by an aggregate $1.8 million.

Paper machine yields at Chillicothe have increased significantly over the past 6 months as a result of the Company’s operational improvement initiatives but continue to be below our expectations. The lower than expected yields, the inability to fully reuse generated scrap, and an equipment outage at the Company’s pulp mill resulted in greater pulp purchases and higher raw material costs during the quarter. To improve Chillicothe’s overall cost structure, the Company is taking actions designed to:

•	Optimize paper machine scheduling;

•	Streamline paper production flows;

•	Implement targeted investments and process changes to improve utilization of paper machine broke (scrap);

•	Expand scope of yield and material usage improvement projects; and

•	Expand previously initiated cost reduction efforts.

The Company expects to begin to see the benefit from these actions in the second half of the year and is continuing to identify additional opportunities for further improvements.

Composite Fibers

In Composite Fibers, net sales were $84.1 million for the 2007 first quarter, with operating income of $5.0 million, up from $58.3 million and $3.1 million, respectively, from the prior-year period. Lydney contributed $17.5 million of additional revenue in the comparison.

On a constant currency basis, average selling prices increased $1.7 million, and volumes increased approximately 4.3%, excluding the impact of Lydney, with increases seen in food and beverage and metalized. Energy and raw material costs were $1.5 million higher than a year ago.

Timberland Sales Update

The Company continues to move forward with its timberland monetization program. During the first quarter, approximately 1,520 acres were sold for $3.8 million in cash. The Company has contracts or agreements in principle for the sale of an additional $25 million of timberlands that are expected to close in 2007.

The Company’s Timberland Strategy, which was initiated at the beginning of 2006, is expected to generate proceeds in excess of $150 million over the next two- to four-years assuming, among other factors, acceptable market conditions and a carefully executed plan of disposition in order to maximize the value realized. To date, the Company has realized $20.9 million of these proceeds and continues to target $50 million of timberland sales proceeds for the full year 2007.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses increased $12.0 million in the quarter-to-quarter comparison and totaled $28.7 million in the first quarter of 2007. The increase was due to a $6.0 million charge to increase the Company’s reserve for the Fox River environmental matter, and the inclusion of the Chillicothe and Lydney operations in the current period’s results.

Interest expense increased $3.9 million in the quarter-to-quarter comparison totaling $7.3 million for the first quarter of 2007. The increase was due to higher levels of debt incurred to finance acquisitions.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). The cumulative effect of applying the provisions of this Interpretation was reported as an adjustment to the beginning of year retained earnings in the amount of $3.0 million. The Company’s effective income tax rate on adjusted earnings for the first quarter of 2007 and 2006 was 35.5% and 35.9%, respectively.

Outlook

For 2007, Glatfelter expects a stable to improving pricing environment in both Specialty Papers and Composite Fibers. For the second quarter, shipping volumes are expected to improve somewhat from the first quarter although second quarter volumes are expected to be slightly lower than the 2006 second quarter. During the second quarter of 2006, the Company operated its Neenah, WI facility, which was shutdown on June 30, 2006.

As previously announced, the Company will complete annually scheduled maintenance outages at both its Spring Grove and Chillicothe facilities in the second quarter, with an estimated $0.22 to $0.24 per share impact. The Company continues to expect that Lydney and Chillicothe acquisition integration costs will be approximately $3.0 million to $4.0 million in 2007, of which approximately $0.6 million has been incurred to date.

The Company expects to achieve its previously provided accretion target for Chillicothe of $0.45 to $0.50 per year in 2008. The Company continues to expect Lydney to add, on an annualized basis by the fourth quarter of 2007, approximately $9 million of operating income, including $2 million of depreciation and amortization.

Commenting on the Company’s outlook Mr. Glatfelter said, “We are seeing improving market conditions in Specialty Papers and we expect continued solid performance from our Composite Fibers Business Unit. We are aggressively focused on improving the cost structure and operations at Chillicothe and expect to begin to see the benefit from these actions in the second half of the year. Although progress toward achieving our goals has been slower than anticipated we continue to be excited about the Chillicothe acquisition. We are convinced Chillicothe will ultimately deliver the level of accretion we originally projected.”

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its first-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 888-562-3356 within the US and 973-582-2700 internationally (conference ID 8639455) at 10:55 AM (Eastern) on May 1, 2007. A replay of the conference call will be available within two hours of the conclusion of the call and until May 14, 2007. To access the taped replay, call 877-519-4471 and enter conference PIN 8639455.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; environmental matters surrounding the former Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended
	March 31
In thousands, except per share	2007	2006
Net sales	$280,989	$160,606
Energy sales – net	2,214	2,457

Total revenue	283,203	163,063
Costs of products sold	246,494	142,798

Gross profit	36,709	20,265
Selling, general and administrative expenses	28,727	16,697
Shutdown and restructuring charges	225	19,298
(Gains) losses on dispositions of plant, equipment and timberlands, net	(3,194)	10

Operating income (loss)	10,951	(15,740)
Nonoperating income (expense)
Interest expense	(7,337)	(3,393)
Interest income	741	666
Other – net	631	350
Total other income (expense)	(5,965)	(2,377)

Income (loss) before income taxes	4,986	(18,117)
Income tax provision (benefit)	1,733	(6,252)

Net income (loss)	$3,253	$(11,865)

Earnings (loss) per share
Basic	$0.07	$(0.27)
Diluted	0.07	(0.27)

Business Unit Financial Information
(unaudited)

Three months ended March 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007 2006
Net sales	$196,904	$102,349	$84,084	$58,253	$1	$4	$280,989	$160,606
Energy sales, net	2,214	2,457	—	—	—	—	2,214	2,457

Total revenue	199,118	104,806	84,084	58,253	1	4	283,203	163,063
Cost of products sold	177,920	89,034	70,790	49,029	(2,216)	4,735	246,494	142,798

Gross profit (loss)	21,198	15,772	13,294	9,224	2,217	(4,731)	36,709	20,265
SG&A	14,527	9,282	8,312	6,081	5,888	1,334	28,727	16,697
Shutdown and restructuring charges	—	—	—	—	225	19,298	225	19,298
(Gains) losses on dispositions of plant, equipment and timberlands	—	—	—	—	(3,194)	10	(3,194)	10
Total operating income (loss)	6,671	6,490	4,982	3,143	(702)	(25,373)	10,951	(15,740)
Non-operating income (expense)	—	—	—	—	(5,965)	(2,377)	(5,965)	(2,377)

Income (loss) before income taxes	$6,671	$6,490	$4,982	$3,143	$(6,667)	$(27,750)	$4,986	$(18,117)

Supplementary Data
Net tons sold	175,120	119,087	18,204	14,884	—	—	193,324	133,971
Depreciation expense	$8,650	$8,410	$5,083	$3,939	—	—	$13,733	$12,349

Selected Financial Information

(unaudited)

In thousands	Three months ended March 31
In thousands	2007	2006
Cash Flow Data
Cash provided (used) by:
Operating activities	$(2,262)	$(3,509)
Investing activities	(2,131)	(76,740)
Financing activities	(7,259)	49,333
Depreciation, depletion and amortization, excluding shutdown charges	13,733	12,349
Capital expenditures	5,790	6,370
March 31 2007		December 31 2006

Balance Sheet Data
Cash and cash equivalents	$10,471	$21,985
Total assets	1,221,456	1,225,643
Total debt	393,345	397,613
Shareholders’ equity	390,327	388,368

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three months ended March 31
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$3,253	$0.07	$(11,865)	$(0.27)
Gains on sales of timberland	(1,914)	(0.04)	6	0.00
Environmental remediation charge	3,695	0.08
Shutdown and restructuring charges	147	0.00	17,864	0.40
Acquisition integration costs	406	0.01	953	0.02
Adjusted earnings	$5,587	$0.12	$6,958	$0.16

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.